Exhibit 10(a)

WALGREEN CO. SECTION 162(m) DEFERRED COMPENSATION PLAN

AMENDMENT NO. 2
(Effective as of January 1, 2008)

1.           Section 4.3 of the Plan is amended in its entirety to read as follows:

4.3	Length of Deferral. Compensation deferred under the terms of the Plan shall be deferred until the payment date described in Section 4.4(b) below.

2.           Section 4.4(b) of the Plan is amended in its entirety to read as follows:

(b)
Timing of Payment.  Payment of the Participant’s deferred Compensation amounts shall commence (or, in the case of lump-sum payments, shall be made) on or as soon as practicable after the Default Commencement Date.  The Default Commencement Date shall be January 15 of the fiscal year following the fiscal year in which the Participant has a termination of employment within the meaning of Code Section 409A, but in no event earlier than the date which is six months after such termination of employment.  A Participant may elect (on such form or forms provided by the Committee for such purpose) to defer commencement of payment to on or about January 15 of any future year, provided that payment must commence no later than the later of:

(i)	On or about the five-year anniversary of the "Default Commencement Date", or

(ii)	On or about the January 15th following the Participant’s 65th birthday.

Any such deferral election must be made prior to the beginning of the Year or Years in which the deferred compensation subject to the election would otherwise be earned.